                                                                    EXHIBIT 10.1

                               LICENSE AGREEMENT

          THIS AGREEMENT dated for reference March 5, 1999.

BETWEEN:

          818879 ALBERTA LTD., an Alberta, Canada, corporation having its head office at 4500 Bankers Hall West, 855 Second Street, S.W., Calgary, AB, T2P 4K6, Canada

          ("818879")
                                                            OF THE FIRST PART

AND:

          CLEAN ENERGY TECHNOLOGY INC., a Delaware, U.S.A.
          corporation having its head office at    7087
          MacPherson Avenue, Burnaby, B.C., V5J 4N4, Canada

          ("CETI")

                                                              OF THE SECOND PART

WHEREAS:

A. 818879 owns the exclusive right to exploit a novel blade combustion geometry which utilizes pulse blade combustion for which the letters patent detailed in Schedule "A" attached hereto have been issued or applied for (the "PBC Technology");

B. John D. Chato, the inventor of the PBC Technology and the original holder of the Patents, has granted to 818879 and its assignees a 120 day right of first refusal to acquire from him the exclusive right to exploit any future inventions using pulse blade combustion which are outside the scope of the definition of "patents" contained in paragraph 1.1(g) of this Agreement (the "Right of First Refusal");

C. 818879 has agreed to grant to CETI the exclusive worldwide right and license to design, engineer, manufacture, market, distribute, lease and sell burner products using the PBC Technology, and to sublicense and otherwise commercially exploit the PBC Technology;

D. 818879 has also agreed to grant to CETI an option to purchase the PBC Technology the Right of First Refusal, and related intellectual property, as set out in this License Agreement.


NOW THEREFORE in consideration of CETI paying U.S. $10.00 to 818879 and other good and valuable consideration contemplated by this Agreement (the receipt and sufficiency of which is hereby acknowledged by 818879), the parties hereto covenant and agree as follows:
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                                      -2-

1.   DEFINITIONS

1.1  In this Agreement the following definitions apply:

     (a) "Business Day" means means any day other than a day which is a Saturday, a Sunday or a statutory holiday in British Columbia, Canada.

     (b) "Confidential Information" means all trade secrets, know-how, proprietary knowledge, technology, improvements and other valuable information relating to the PBC Technology or the Patents which is not yet in the public domain.

     (c) "License" mean the exclusive world-wide right to design, engineer, manufacture, market, distribute, lease and sell burner products using the PBC Technology, and to sublicense and otherwise commercially exploit the PBC Technology.

     (d) "Licensed Activities" mean the designing, engineering, manufacturing, marketing, distributing, leasing and selling of burner products and other heating applications which utilize, or are used in conjunction with, the PBC Technology, and the sublicensing of such activities.

     (e) "Licensed Applications" mean all burner products and other heating applications which utilize, or are used in conjunction with, the PBC Technology;

     (f) "National Market" means any of the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market (both SmallCap and National Markets);

     (g)  "Patents" means and includes:

          (i)  the patents and patent applications listed in Schedule "A";

          (ii) any divisional, continuation or substitute patent applications which are based on the patents or patent applications listed in Schedule "A";

          (ii) any patent which may issue or be re-issued from any patent application described in (ii); and

          (iv) patents and patent applications corresponding to each of the patents and patent applications described in (i), (ii) and (iii) above which are issued, filed, or to be filed in any and all foreign jurisdictions, and patents (including but not limited to patents of importation, improvement, or addition, utility models and inventors certificates) which may subsequently issue thereof, and any renewals, divisions, renewals, continuations or extensions thereof.
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                                      -3-

     (h) "Personnel" means any employee, officer, director, shareholder, independent contractor, representative or other agent of an entity;

     (i) "Related Party" means any person, corporation, partnership, firm or other entity which is related to CETI in any of the following ways:

          (i)   as an affiliate of CETI (as interpreted below);

          (ii)  as the Personnel of CETI, an affiliate of CETI, or a Sublicense;

          (iii) as a financial institution leasing, or otherwise providing financing for, a purchased item of Licensed Application to CETI or to a Sublicensee or affiliate of CETI.

          For the purpose of this definition, "affiliate" is to be interpreted broadly to apply to any person, corporation, firm or other entity which controls, is controlled by or is under common control with CETI or any Sublicensee; and "control" is also to be interpreted broadly to include actual control. Without limiting the generality of the foregoing, "affiliate" shall include any person, corporation, firm or other entity which has an interest in not less than 35% of the issued voting capital of CETI or any Sublicensee; and any corporation in which CETI or any Sublicensee have in aggregate an interest in not less than 35% of the issued voting capital of that corporation.

     (j) "Sublicense" means any agreement between CETI and another party under which CETI sublicenses its right to pursue any of the Licensed Activities in respect of any of the Licensed Applications;

     (k) "Sublicensee" means the holder of a subsisting Sublicense;

     (l) "Term" means the period commencing March 5, 1999 and ending on the earlier of: (i) March 5, 2019 and (ii) the lapsing date of the newest of the underlying patents for the PBC Technology, including patents on any improvements thereto.


2.   GRANT OF LICENSE

2.1 For the consideration set out in this Agreement, 818879 hereby grants to CETI the License for the Term. During the Term, CETI will use its best efforts to pursue the Licensed Activities to the fullest extent possible, and without interruption.
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                                      -4-

        Ancillary Grant

2.2 Ancillary to this grant of License, 818879 hereby grants to CETI for use solely in pursuit of the Licensed Activities during the term of this Agreement, the exclusive right to use the PBC Technology, the Patents, the Confidential Information and all those ancillary assets owned by 818879 which CETI will need to carry out the Licenced Activities, (the "Ancillary Assets").

        Licensed Trademarks

2.3.1. In order to promote and identify the Licensed Applications, 818879 hereby grants to CETI the right to use any trademarks and trade names designated by 818879 for use from time to time in conjunction with the Licensed Applications during the term of this Agreement (the "Licensed Trademarks"); 818879 authorizes CETI to grant to Sublicensees, when necessary under a Sublicense, the right to use specified Licensed Trademarks in a specified territory during the term of this Agreement; but CETI, each Sublicensee and any applicable Related Party must first enter into such user agreements with 818879, in forms approved by 818879, as 818879 shall from time to time deem appropriate for each jurisdiction in which any of the Licensed Trademarks are to be used, but no such user agreements may require payment of any fee or royalty to 818879 or to CETI. CETI may not use, nor will it allow any Sublicensee or Related Party to use, the Licensed Trademarks except in connection with Licensed Activities as permitted under this Agreement.

2.3.2. The Licensee will identify or cause to be identified prominently on each item of a Licensed Application the applicable patent or pending patent, together with the trademark and trade name specified by 818879 for such item. On each item of a Licensed Application must be affixed an identification plate which indicates:

        (a) the relevant patent or pending patent with its serial number or numbers;

        (b)  the place of manufacture; and

        (c) the following statement: "CETI (or the name of the relevant Sublicensee as the case may be) under license from 818879". No trade name other than one of 818879's Licensed Trademarks, as specified by 818879, one of CETI's trade names, as specified by CETI, and one of the trade names of a Sublicensee, if such item was manufactured or distributed by a Sublicensee, may be affixed to any item of a Licensed Application. Unless 818879 and CETI specifically agree in writing otherwise, the size of 818879's Licensed Trademarks and CETI's trade names affixed to items of a Licensed Application must be at least 100% of the size of the largest of any Sublicensee's trade names or trademarks affixed to such items.

2.3.3 CETI will use, and cause the Licensed Trademarks to be used, in strict compliance with all applicable laws and regulations.
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                                      -5-

2.3.4 CETI will conduct any advertising and promotion in which the Licensed Trademarks are used in such a way as to ensure the continued validity and enforceability of the Licensed Trademarks.

        Patent and Trademark Applications

2.4 Except as provided for in this paragraph, no one other than 818879 may apply for or register any patent, trademark or other proprietary intellectual property rights in any jurisdiction with respect to the PBC Technology, the Confidential Information or the Licensed Applications. CETI, each Sublicensee and each Related Party will notify 818879 in writing at least 30 days before using a Patent, a Licensed Trademark or the Confidential Information in any jurisdiction in which such Patent, Licensed Trademark or the Confidential Information has not previously been used by CETI, such Sublicensee or such Related Party. CETI will, at the request of 818879, execute such documents as may be appropriate for filing or recording in any jurisdiction evidence as to the status of CETI or a Sublicensee as a licensee or registered user. 818879 will use its best efforts to apply for and register patent, trademark or other proprietary intellectual property rights, or such evidence as to the status of CETI or a Sublicensee in any jurisdiction requested by CETI, but 818879's inability or failure to obtain such registration or evidence will not be a breach of this Agreement. If 818879 fails to obtain any such registration or evidence CETI may, with the prior written consent of 818879, attempt to obtain such registration or evidence in the name of 818879. All costs and expenses of either 818879 or CETI in connection with such attempts (including without limitation reasonable legal expenses) will be the responsibility of CETI. At the request of CETI, either during or after the term of this Agreement, 818879 will execute such documents and render such assistance as may be appropriate to enable CETI to obtain registration or evidence as to status in any jurisdiction. Other than as set out in this paragraph, 818879 has no obligation whatsoever to apply for or register patents, trademarks, or other proprietary intellectual rights in any jurisdiction in which such patents, trademarks or rights are not registered as of the reference date of this Agreement.

        Superior Rights of 818879

2.5 CETI acknowledges that subject only to this exclusive License to CETI, 818879 is the owner of the PBC Technology, the Patents, the Confidential Information and the Licensed Trademarks. CETI may not, during the term of this Agreement or at any time after the termination of this Agreement (unless CETI has exercised its option to purchase under Parts 9 or 10), in any way whatsoever dispute, object to or challenge, through proceedings or otherwise, the validity of the Patents, or 818879's ownership of the PBC Technology, the Patents, the Confidential Information or the Licensed Trademarks.

        No Rights by Implication

2.6 No rights or licenses with respect to the PBC Technology, the Patents or the Confidential Information, are granted or deemed granted to CETI other than as expressly set out in paragraph 2.2 of this Agreement. Without limiting the foregoing, no Sublicensee or Related
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                                      -6-

        Party has any right whatsoever to conduct any research, development, modification, alteration or improvement of the PBC Technology, or any application of it.

        Quality Control

2.7 If CETI manufactures or assembles any items of Licensed Applications, it covenants to use its best efforts to ensure that each such item:

        (a) satisfies any and all applicable governmental laws and regulations;

        (b) is constructed of materials of appropriate high quality; and

        (c) is tested with due care before its use, operation or sale to any third party.

        Export Licenses

2.8 At the reasonable request of CETI, 818879 will use its best efforts to obtain any export and re-export authorizations or licenses, which CETI may require from time to time, but its inability to obtain such authorizations or licenses will not constitute a breach of this Agreement. CETI is responsible for the costs and expenses of 818879 in obtaining any export and re-export authorizations and licenses. If 818879 is unable to obtain any such authorizations or licenses, CETI may, but is not required to, attempt to obtain such authorizations or licenses itself, in which case, 818879 will assist and co-operate with CETI in this process.


3.      REPORTS

        Contents of Reports

3.1 CETI will deliver to 818879 within 90 days of the end of each year, a written report, certified by the chief operating officer of CETI as being true and correct, describing, for the applicable year, all CETI's initiatives, efforts, and results in pursuit of the Licensed Activities during the year.

        Right to Review

3.2 On seven days' prior notice to CETI, 818879 and its agents may have full access to the books and records of CETI pertaining to activities under this Agreement, and may make copies of them at 818879's expense. 818879 and its agents may have such access at all reasonable times during normal business hours throughout the term of this Agreement.

        Information Confidential

3.3 818879 will keep confidential all information obtained in the course of any examination of
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                                      -7-

        CETI's books and records, except when it is necessary for 818879 to reveal such information in order to enforce its rights under this Agreement in court, arbitration or similar dispute resolution or enforcement proceedings and except when compelled by law.

4.      SUBLICENSE CONDITIONS

        Limited Right to Grant Sublicenses

4.1 818879 grants to CETI the right to grant Sublicenses during the term of this Agreement, but only with the prior written consent of 818879, such consent not to be unreasonably withheld, and only if such Sublicense complies in all respects with the provisions of this Part 4.

        Quality Control

4.2 CETI must include in each Sublicense a quality control provision identical to paragraph 2.7, except that in such Sublicense, a reference to CETI will instead refer to the relevant Sublicensee.

        Sublicensee Bound by License

4.3 In each Sublicense, the Sublicensee must acknowledge that it is bound by all CETI's obligations contained in this Agreement and that CETI's rights, powers and remedies with respect to the Sublicensee are at least as great as 818879's rights, powers and remedies with respect to CETI contained in this Agreement, and CETI will cause each Sublicensee to execute any and all additional documents reasonably requested by 818879 to that effect.

        CETI's Obligations Continue

4.4 Notwithstanding any such Sublicense, CETI will remain responsible to 818879 for all CETI's obligations under this Agreement.

        Termination of Sublicense

4.5.1 Upon the termination or expiry of this Agreement for any reason (other than the exercise by CETI of its option to purchase under Parts 9 or
        10), each Sublicense will automatically terminate except that, for a 90 day period following such termination, each Sublicensee may reinstate its Sublicense with 818879 (or its assignee, as the case may be) taking the place of CETI in such Sublicense. Such reinstatement will be effective upon 818879 receiving a written acknowledgment and agreement from the relevant Sublicensee to the effect that:

        (a)  818879 is the assignee of CETI's rights under such Sublicense;

        (b) all rights and remedies of CETI in effect on or before the effective date of such
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                                      -8-

             reinstatement pursuant to such Sublicense are also assigned to 818879; and

        (c) the obligations of 818879 (or its assignee, as the case may be) under such reinstated Sublicense will under no circumstances be greater than the obligations of 818879 to CETI under this Agreement.

        Sublicense to Become CETI License

4.6 If CETI exercises its option to purchase the PCB Technology under Parts 9 or 10, each Sublicense which is in good standing at the time will automatically continue as a license with CETI.


5.      CONFIDENTIAL INFORMATION

5.1 CETI will maintain the confidentiality of the Confidential Information during the term of this Agreement and for the period after termination or expiry of this Agreement until such information has entered the public domain.

5.2 CETI will not disclose any Confidential Information to any of its Personnel, to a Sublicensee, to a Related Party, or to any of their Personnel, except to those specific Personnel to whom knowledge of the Confidential Information is reasonably necessary to enable them to pursue the Licensed Activities in accordance with this Agreement.

5.3 CETI will not disclose Confidential Information to a person other than one identified in paragraph 5.2 unless it is necessary to do so in the ordinary course of CETI's Licensed Activities and unless:

        (a) such person has executed a confidentiality agreement (the "Confidentiality Agreement") substantially in the form of Schedule "B" attached to and made a part of this Agreement; or

        (b) CETI has taken other steps acceptable to 818879, acting reasonably, to ensure that such person will maintain the confidentiality of the Confidential Information during the term of this Agreement and for the period after termination or expiry of this Agreement during which such information has not yet entered the public domain.


6.      IMPROVEMENTS

        Disclosure of Improvements

6.1 818879, CETI, each Sublicensee and each Related Party will immediately disclose to each other all improvements to the PBC Technology, the Licensed Applications or the Confidential

        Information. Nothing contained in this paragraph will by implication or otherwise sanction the conduct by CETI, any Sublicensee or any Related Party of those activities expressly prohibited by the terms of paragraph
        2.6 of this Agreement.

        Improvements Included in License

6.2 Improvements to the PBC Technology, the Licensed Applications or to the Confidential Information (whether capable of being patented or not) made by John D. Chato, or by or on behalf of 818879, CETI, any Sublicensee or any Related Party, will be the exclusive property of 818879, and as such, will be deemed part of this License and of the right to purchase in paragraph 9.2 and the PBC Technology Option and may be used by CETI in connection with the Licensed Activities, subject to the terms and conditions of this Agreement. Neither party will be entitled to additional monetary consideration from the other party for the use of such improvements in the pursuit of the Licensed Activities and neither party will disclose such improvements to third parties without first obtaining from such third parties obligations substantially the same as those set forth in Part 5 CONFIDENTIAL INFORMATION.

        Improvements to be Assigned to 818879

6.3 In the case of improvements made to the Licensed Applications or to the Confidential Information by CETI, any Sublicensee, any Related Party or their Personnel, during the term of this Agreement, CETI will immediately take all steps and cause any Sublicensee, Related Party or their Personnel to take all steps as are reasonably required by 818879 to transfer title and ownership of such improvements to 818879. 818879 alone has the right to apply for and obtain patents or other proprietary registrations in respect of such improvements. 818879 hereby appoints CETI as its sole agent and Power of Attorney for the purpose of pursuing such applications and registrations on behalf of 818879, and 818879 will assist and co-operate with CETI in this process. Any patents so obtained will be deemed included in the License, the right to purchase in paragraph 9.2 and the PBC Technology Option, and will be subject to the terms and conditions of this Agreement.

7.      PROTECTION OF PATENTS & TRADEMARKS

        Detect and Report Patent Infringements

7.1 CETI will keep watch to detect any possible infringements or other unauthorized use of any of the Patents or Licenced Trademarks. Upon discovery of a possible infringement or other unauthorized use, CETI will immediately notify 818879.

7.2     Patent and Trademark Infringements

7.2.1 During the term of this License, 818879 will, at the expense of CETI, be solely responsible for taking all actions, legal or otherwise, which, in the judgment of 818879 are reasonably necessary to protect or enforce any of the Patents or Licenced Trademarks. CETI will be solely responsible for paying any award of court costs or damages resulting from such actions. The selection and conduct of such actions will be at the sole discretion of 818879. CETI will cooperate with 818879 and not interfere in any way with 818879 in respect of the conduct of such actions.

7.2.2 If 818879 does not take action to protect or enforce a Patent or Licensed Trademark within 120 days after receiving notice from CETI of a possible infringement or other unauthorized use, then CETI may itself commence an action to protect or enforce the Patent or Licensed Trademark. 818879 will have the right to be kept informed of the status and progress of any such action instituted by CETI.

7.2.3 Any recoveries, awards or settlements by 818879 resulting from efforts to protect or enforce any of the Patents or Licensed Trademarks, after the deduction of any costs or expenses incurred by 818879, will be paid to CETI.

        Patent or Trademark Validity Defences

7.3 As between 818879 and CETI, 818879 will have the sole responsibility for defending, at the expense of CETI, all legal actions asserting the invalidity of any of the Patents or Licensed Trademarks. 818879 will conduct such defence, and CETI will cooperate with and not interfere with 818879's defence of such actions. CETI will be solely responsible for any award of court costs and damages resulting from such a defence. If 818879 does not defend against any such action (including appropriate appeals), CETI may defend against such an action and 818879 will have the right to be kept informed of the status and progress of each such defence by CETI.

        Other Party's Name in Suit

7.4 Where, in the judgment of either 818879 or CETI, as the case may be, it is necessary to join the other as a party in order to effectively prosecute or defend an action asserting infringement or invalidity of any of the Patents or Licensed Trademarks, each party will allow the other to so join such other party as a party to the action.

        Notification of Suit

7.5 Each Party will immediately notify the other of any suit or action wherein such party or any Sublicensee or Related Party is named as a party and which directly or indirectly relates to the use of the Patents, the Licensed Trademarks, the Licensed Applications or the Licensed Activities.

        Detect and Report Breach of Confidential Information

7.6 Each party will keep watch to detect any possible unauthorized disclosures or use of the Confidential Information and will immediately notify the other party of any such possible unauthorized disclosures or uses.
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                                     -11-

        Action Against Confidential Information Breaches

7.7 If any unauthorized disclosure or use of Confidential Information has not ceased within a reasonable period, not to exceed 15 days, after written notice given by either 818879 or CETI which demands that the relevant person or entity terminate such unauthorized disclosure or use, then 818879 may, and at CETI's request will, at CETI's expense, immediately bring legal action to enjoin and seek damages for such unauthorized disclosure or use, and CETI will become a party to such action if, in the judgment of 818879, it is necessary or advisable; but if 818879 has not commenced any such action within 30 days after either 818879 or CETI has given notice demanding termination, then CETI may do so upon written notice to 818879. 818879 will conduct such action and CETI will cooperate with 818879 in such action. CETI will bear the costs of such action as well as any award of court costs and damages resulting from such action. Any recoveries, awards, or settlements resulting from actions taken against parties making unauthorized disclosures or uses will be paid to CETI after deduction of any costs or expenses incurred by 818879.

        Requests for Payment

7.8 All amounts payable by CETI to 818879 pursuant to this Article 7 will be payable immediately after 818879 makes a written request and provides CETI with a written summary of the amounts outstanding, together with such supporting documentation as may be reasonably requested by CETI.


8.      INDEMNITY BY CETI AND SUBLICENSEES

        Indemnity

8.1 CETI will indemnify and hold 818879 harmless from and against any and all claims, injuries, liabilities, costs and expenses resulting from, or claimed to have resulted from, any Licensed Activity or the use or operation of the Licensed Applications by CETI, any Sublicensee, any Related Party or any Unrelated Party (whether based on negligence, strict liability or other grounds) and against claims for consequential damages and/or lost profits arising from such Licensed Activity or the use or operation of Licensed Applications. CETI will maintain insurance with reputable insurance companies approved by 818879 (such approval not to be unreasonably withheld) for such risks and in such amounts as 818879 in its reasonable business judgment determines to be appropriate. 818879 will be named as an additional insured and loss payee on each such insurance policy.

        Sublicensee Indemnity

8.2 CETI will cause each Sublicensee to indemnify and hold 818879 harmless from and against any and all claims, damages, injuries, liabilities, costs and expenses incurred by 818879 resulting from a claim in respect of:
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                                     -12-

       (a) a design or manufacturing defect in any item of Licensed Applications manufactured by such Sublicensee or by any sublicensee of such Sublicensee (whether characterized as product liability, negligence, strict liability, breach of warranty or otherwise) or

       (b) any other cause which was under the control of such Sublicensee or any sublicensee of such Sublicensee during the manufacture of any item of Licensed Applications. CETI will cause Sublicensees to be solely responsible for all costs and expenses of 818879 in respect of all such actions brought against 818879. No Sublicensee will compromise or settle any such claim or action against it without the prior written consent of 818879 and any such attempted compromise or settlement will be void and of no effect whatsoever as against 818879.

8.2.1  Each Sublicensee indemnifying 818879 pursuant to this paragraph 9.2 will:

       (a) maintain insurance with reputable insurance companies approved by 818879 (such approval not to be unreasonably withheld) for such risks, and in such amounts as 818879 in its reasonable business judgment determines to be appropriate, with such polices naming 818879 and CETI as additional insured and loss payees; and

       (b) at the reasonable request of either 818879 or CETI, pay premiums on insurance policies identified by 818879 or CETI which insure 818879 or CETI against adverse final monetary judgment awards in excess of the insurance coverage provided by such Sublicensee pursuant to part
            (i) of this sub-paragraph.


9.     TERMINATION AND EXPIRY

       Automatic Expiry

9.1 Unless it is terminated on an earlier date pursuant to this Part 9 or by the exercise by CETI of its option under Part 10, this Agreement will continue in full force and effect until it automatically expires at the end of the Term.

       Early Termination by 818879 and Resulting Right to Purchase by CETI

9.2 If for any reason CETI's Common Stock is not actively trading on a National Market by March 4, 2002, then 818879 and CETI will have the following rights, respectively:

          (a) 818879 will have the right, on giving CETI written notice accompanied by Cdn $1.00, to terminate this Agreement, but ;

          (b) if 818879 exercises its termination right, CETI will have the right, for 90 days following receipt of the written notice of termination, to obtain the listing of CETI's Common Stock on a National Market (in which case 818879's
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                                      -13

               termination right shall lapse), or, in the alternative, to purchase title to the PBC Technology, the Confidential Information, all the Patents, the Right of First Refusal, all Licensed Trademarks and the Ancillary Assets, by payment of Cdn $525,000 plus interest accrued thereon at the rate of 13% per annum from January 1, 1999, but only if 818879 first tenders to CETI (i) 593,750 shares of CETI's Common Stock, without additional consideration therefore; to the extent that 818879 is unable to tender such shares, the monetary consideration referred to above will be reduced on a pro rata basis based upon the number of shares of Common Stock actually tendered; and (ii) all shares of Series A Preferred Stock then remaining outstanding;

          (c) if 818879 has not exercised its termination right by March 4, 2003, then CETI has the right, on giving 818879 written notice, to require 818879 to exercise its termination right within 90 days of receipt of the written notice;

          (d) if 818879 fails to exercise its termination right within the 90 day period in (c), title to the PBC Technology, the Confidential Information, all the Patents, the Right of First Refusal, all Licensed Trademarks and the Ancillary Assets will automatically revert to CETI upon payment of Cdn $1.00 to 818879.

     Insolvency

9.3 This Agreement will terminate at any time at the option of 818879 if CETI becomes bankrupt or insolvent, is threatened with bankruptcy or insolvency, or makes an assignment in favour of creditors.

     CETI will Cease Licensed Activities

9.4  Within 90 days of  termination of this Agreement for any reason, and except
     (i) as permitted under paragraph 9.5, or (ii) if CETI acquires the PCB Technology and the related intellectual property under its rights in paragraph 9.2 or Part 10, CETI will cease to pursue any Licensed Activities and will cease to use the Confidential Information, all the Patents, any Licensed Trademarks, and the Ancillary Assets in any manner whatsoever.

     Completion Period

9.5 Notwithstanding paragraph 9.4 CETI may, during the nine month period immediately following termination of this Agreement, complete uses or operations in progress, finish items of Licensed Applications then in the process of being manufactured and liquidate its inventory, all in accordance with the terms and conditions of this Agreement.

     Adverse Infringement Judgment not Default

9.6 818879 may not terminate this Agreement by reason only of an adverse judgment in favour of a third party in respect of an infringement or unfair competition action involving the use of any of the Patents or any Licensed Trademarks.


10.   OPTION

10.1 On or after March 4, 2002, CETI has the option (the "PBC Technology Option") to purchase from 818879 all its right, title and interest in the PBC Technology, the Confidential Information, all the Patents, the Right of First Refusal, all Licensed Trademarks and the Ancillary Assets, for Cdn $1.00, but only so long as:

      (a) CETI's Common Stock has been accepted for listing or quotation on a National Market by that date; and

      (b) CETI has not become bankrupt or insolvent, has not been threatened with bankruptcy or insolvency, or has not made an assignment in favour of creditors.


10.2 If following the exercise of the PBC Technology Option, CETI become bankrupt or insolvent, is threatened with bankruptcy or insolvency, or makes an assignment in favour of creditors, then 818879 may repurchase from CETI the PBC Technology, the Confidential Information, all the Patents, the Right of First Refusal, all Licensed Trademarks and the Ancillary Assets (the "PBC Technology Repurchase Option"), but the PBC Technology Repurchase Option will expire once CETI has been accepted for listing or quotation on a National Market for a period of two years, or if the percentage of 818879's ownership of outstanding CETI Common Stock falls below 5%. To exercise the PBC Technology Repurchase Option, 818879 must tender to CETI 593,750 shares of CETI Common Stock, without additional consideration therefore.


11.   GOVERNING LAW

11.1 This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia, Canada. The parties irrevocably attorn to the jurisdiction of the Supreme Court of British Columbia, Canada, Vancouver Registry, for the purposes of all litigation in respect of or arising out of the terms of this Agreement.


12.   ASSIGNMENT

      Assignment by 818879

12.1 818879 may not assign any or all of its rights under this Agreement or sell the PBC Technology to a third party except with the prior written consent of CETI, which consent may not to be unreasonably withheld. Any such assignment or sale will be subject to CETI's rights to acquire the PBC Technology under this Agreement.

      Assignment by CETI Restricted

12.2 CETI may not assign any of its rights under this Agreement except with the prior written consent of 818879, which consent may be arbitrarily withheld.


13.   MISCELLANEOUS

      Waiver

13.1 A waiver of any breach of any provision of this Agreement will not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

      No Other Relationship

13.2 Nothing in this Agreement will be deemed to create an agency, joint venture, partnership or franchise relationship between the parties.

      Notices

13.3 Any notice required or permitted to be given or sent under this Agreement will be given by hand delivery or by registered or recorded air mail post to the receiving party at the address appearing on the first page. Either party may change its address for receiving notices under this Agreement by giving the other party written notice of its new address. Any such notice if given or made by registered or recorded delivery air mail post will be deemed to have been received on the earlier of the date actually received and the date ten days after the same was posted (and in proving such it will be sufficient to prove that the envelope containing the same was properly addressed and posted as aforesaid) and if given or made by hand delivery will be deemed to have been received at the time of actual delivery, unless such date is not a Business Day, in which case the date of delivery will be deemed to be the next succeeding Business Day after actual delivery.

      Entire Understanding; Prior Agreements to be Replaced

13.4 This Agreement embodies the entire agreement between the parties relating to the subject matter hereof and replaces any prior representations, warranties or agreements of any kind between the parties.

      Severability

13.5 If any term or provision of this Agreement or the application thereof to any person or circumstance is, to any extent, determined to be invalid, illegal or unenforceable by a court of competent jurisdiction, then, and in that event:

     (a) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and,in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable; and

     (b) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby, and shall continue in full force and effect to the fullest extend provided by law.

      Amendments

13.6 All amendments to this Agreement must be in writing and signed by both parties.

      Rights, Powers, Remedies Cumulative; Waiver

13.7 Each and every right and remedy in this Agreement specifically given to 818879 will be cumulative and will be in addition to every other right and remedy herein or now or hereafter existing at law, in equity, or by statute, and each and every right, and remedy, whether specifically given in this Agreement or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by 818879, and the exercise at the same time or thereafter any other right or remedy. It is expressly understood and agreed by CETI that time is of the essence of the Agreement and that no delay or omission by 818879 in the exercise of any right or power or in the pursuit of any remedy accruing upon any ground for termination hereunder will impair any such right, power or remedy or be construed to be a waiver thereof or of any such ground for termination or to be an acquiescence therein, nor will the acceptance by 818879 of any payment be deemed a waiver of any right to take advantage of any future ground for termination or of any past ground for termination not completely cured thereby.

      Headings

13.8 The headings contained in this Agreement, do not constitute a part of this Agreement, and may not be employed in interpreting this Agreement.

      Cooperation

13.9 Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things, and to execute and deliver any documents that may be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the reference date appearing on the first page.


Executed by 818879 ALBERTA LTD. in               Executed by CLEAN ENERGY
the presence of:                                 TECHNOLOGY INC.by:

  S/R. Dirk Stinson                              S/John Thuot
--------------------------------                 ------------------------------
Authorized Signatory                             Authorized Signatory

                                                 S/Barry Sheahan
                                                 ------------------------------
                                                 Authorized Signatory

                       Dated for Reference March 5, 1999

            -------------------------------------------------------



                                    BETWEEN:

                              818879 ALBERTA LTD.

                                      AND:

                         CLEAN ENERGY TECHNOLOGIES INC.


            -------------------------------------------------------

                             PBC TECHNOLOGY LICENSE

                                       &

                             PBC  TECHNOLOGY OPTION

            -------------------------------------------------------

                                  SCHEDULE "A"

                             PBC TECHNOLOGY PATENTS

                                                          SERIAL       PATENT       DATE OF
DESCRIPTION                      JURISDICTION             NUMBER       NUMBER       ISSUE

Fluid Heater using
Pulsating Combustion Blade       United States            4846149      4,846,149    July 11, 1989

Pulsating Combustor Cylinder     (United States           07/829,058   5,242,294    September 7, 1993
                                 (
                                 (United States (CIP)     115,635      5,403,180    April 4, 1995
                                 (
                                 (Europe (U.K.)           91910669     486,643      August 23, 1995

Circular Combustor               United States            60/098,540   Provisional, filed 8/31/98


                                  SCHEDULE "B"

                           CONFIDENTIALITY AGREEMENT

This Agreement dated for reference __________________________________________

BETWEEN:

               CLEAN ENERGY TECHNOLOGY INC., a Delaware, U.S.A, corporation having its head office at 7087 MacPherson Avenue, Burnaby, B.C. V5J 4N4, Canada

               ("CETI")
                                                         OF THE FIRST PART
AND:

               ----------------------------------------------------


                ("the Recipient")

                                                         OF THE SECOND PART
WHEREAS:

A. CETI is in possession of certain confidential information relating to a new technology and has the exclusive license to pursue certain licensed activities utilizing such confidential information.

B. CETI is about to enter into a [sublicense/employment/consulting] agreement (the "Agreement") with the Recipient; and to enable the Recipient to properly carry out the terms of the Agreement, it will be necessary for CETI to disclose some or all of such confidential information to the Recipient;

C. The parties have agreed to enter into this Confidentiality Agreement to ensure that any such confidential information which is discovered by, disclosed to, or otherwise made available to the Recipient by CETI or by any of its agents or employees during the term of the Agreement will be used by the Recipient only for the purposes of the Agreement and will at all times be protected by the Recipient in accordance with the terms and conditions of this Confidentiality Agreement.

NOW THEREFORE in consideration of the payment to the Recipient of $1.00, the Agreement, and other good and valuable consideration given by CETI to the Recipient, the Recipient covenants and agrees with CETI as follows:

1. The term "Confidential Information" as used in this Confidentiality Agreement means: all trade secrets, know-how, proprietary knowledge, technology, improvements and other information of every nature and kind whatsoever, relating in any way to the technology, whether disclosed to the Recipient or discovered by the Recipient as a consequence of or through the Agreement, including information conceived, originated discovered or developed CETI which is not at the time in question lawfully in the public domain. The term "Confidential Information" also includes all trade secrets and all discoveries, concepts and ideas, whether patentable or not, relating to any present or prospective activities CETI, and any information relating to the administration, financing, personnel or business of CETI, or any other information which the Recipient becomes acquainted with or responsible for as a result of or in consequence of CETI the Agreement or of disclosing information to the Recipient, or of any other ongoing association between CETI and the Recipient.

2. All Confidential Information discovered by, disclosed to, or otherwise made available to the Recipient pursuant to the Agreement or otherwise will be maintained in secrecy by the Recipient, using the same safeguards as are customarily used to protect commercially confidential information of a similar character, but at least using reasonable care, and, except for the purposes of the Agreement, the Recipient will not use, in any manner, or disclose to any third party, the Confidential Information, without the prior written consent of CETI.

3. The Recipient acknowledges that the Confidential Information is the property of CETI, and the Recipient will not assert any rights under any inventions, discoveries, concepts, ideas, improvements, know-how, or related know-how disclosed by CETI, as having been made or acquired by the Recipient before being associated with CETI or since then and not otherwise covered by the terms of this Confidentiality Agreement.

4. Nothing in this Confidentiality Agreement will be construed as granting to the Recipient either expressly, or by implication, estoppel or otherwise, any licence or right to use the Confidential Information or any other proprietary information of any kind received from CETI (except the limited right to use such information for the purposes of the Agreement).

5. All information furnished by CETI pursuant to the Agreement, including records, notebooks, designs, specifications, prototypes, and electronic data storage media will be returned by the Recipient on demand and the Recipient will thereupon certify to CETI that the Recipient has destroyed all copies and excerpts therefrom.

6. If it is necessary and expressly authorized under the terms of the Agreement for the Recipient to give access to any Confidential Information to any other person, the Recipient will restrict such access to those persons needing to have such information for the purposes of the Agreement, and will inform and instruct such persons as to the restrictions applicable to such information, and specifically, as to the terms of this Confidentiality Agreement.

7. This Confidentiality Agreement must be signed by the Recipient before or concurrently with the Agreement, and will be effective immediately upon being signed. It applies to all Confidential Information disclosed by CETI or discovered by the Recipient as a consequence of the Agreement. When the Agreement is completed or is otherwise earlier terminated by either of the parties for any reason, the provisions of this Confidentiality Agreement will survive the Agreement.

8. The Recipient recognizes that CETI has expended substantial funds and effort in the development of the Confidential Information, and agrees not to engage in competition with CETI using any Confidential Information obtained during the term of the Agreement.

9. The Recipient hereby acknowledges to and covenants and agrees with CETI that a breach by the Recipient of any covenants under this Confidentiality Agreement may result in damages to CETI, and that a monetary award would not adequately compensate for such damages. Accordingly, the Recipient hereby agrees with CETI that in the event of any such breach, in addition to all other remedies available at law or in equity, CETI will be entitled as a matter of right to apply to court of competent jurisdiction for equitable relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance by the Recipient with the provisions of this Confidentiality Agreement.

10. This Confidentiality Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia, Canada.

11. The obligations of each of the parties under this Confidentiality Agreement are to be binding upon their successors, associates, affiliates, and subsidiaries.

12. The benefits under this Confidentiality Agreement will accrue to and enure to the benefit of the successors, affiliates and permitted assigns of the parties.

13. All references to the Recipient, or to CETI will include all subsidiaries, employees, consultants, agents, directors, and officers of them.

  IN WITNESS WHEREOF the parties hereto have executed this Agreement on the dates appearing below.

Executed by CLEAN ENERGY                   )
TECHNOLOGY INC.  in the presence of:       )
                                           )  _______________________________
                                           )  Date:__________________________
____________________________________       )
Authorized Signatory                       )
                                           )
                                           )  _______________________________
____________________________________       )  Date:__________________________
Authorized Signatory                       )


Executed by the Recipient in the
 presence of:                              )
                                           )
                                           )  _______________________________
                                           )  Date:__________________________
____________________________________       )
Authorized Signatory                       )
                                           )
                                           )  _______________________________
____________________________________       )  Date:__________________________
Authorized Signatory                       )